Westvaco

                          December 29, l995





Dear Fellow Shareholders:

We cordially invite you to join us at the l996 Annual Meeting of Shareholders of Westvaco Corporation to be held at 10 a.m. on Tuesday, February 27, l996. The meeting will be held in the Stuyvesant Room of The New York Marriott East Side Hotel, Lexington Avenue at 49th Street, New York, New York. Whether or not you expect to attend the meeting, however, please date, sign and promptly return the enclosed proxy.

This year our proxy material includes three proposals. We ask for your support in voting FOR Proposal 1, the election of directors; FOR Proposal 2, the appointment of independent accountants; and FOR Proposal 3, the approval of the Annual Incentive Compensation Plan.

Westvaco's compensation programs have created a well motivated and loyal organization. The introduction of a modest variable component of compensation, as proposed in Proposal 3, is intended to allow the company to reward members of senior management appropriately with competitive compensation based on their performance and contribution to the company's financial success, and to maintain such compensation as fully tax deductible to the company. This approach places a portion of a senior executive's compensation visibly at risk, and closely tied to company and personal performance.

Your interest in your company as demonstrated by the representation of your shares at our annual meeting is a great source of strength for your company. Your vote is very important to us and, accordingly, we ask that you date, sign and return the enclosed proxy as soon as conveniently possible.

Sincerely,


/s/David L. Luke, 3rd     /s/John A. Luke, Jr.
   David L. Luke, 3rd        John A. Luke, Jr.
   Chairman of the Board     President and Chief Executive Officer


Westvaco Building
299 Park Avenue
New York, NY  10171
Telephone 212 688 5000

WESTVACO
Paper, packaging and chemicals




Notice of 1996 Annual Meeting of Shareholders and Proxy Statement




The Annual Meeting of Shareholders of Westvaco Corporation will be held in the Stuyvesant Room of The New York Marriott East Side Hotel, Lexington Avenue at 49th Street, New York, New York, on Tuesday, February 27, l996, at ten o'clock in the morning for the following purposes:

1. To elect three directors for terms of three years each;

2. To consider and vote upon a proposal to ratify the action of the Board of Directors in appointing Price
    Waterhouse LLP as independent accountants for the corporation for the fiscal year 1996; and

3.  To consider and vote upon approval of the Annual
    Incentive Compensation Plan.

All holders of common stock of record at the close of business on December 29, 1995 will be entitled to receive notice of and to vote at the annual meeting. Whether or not you expect to be at the meeting, please date, sign, and promptly return the enclosed proxy.

By Order of the Board of Directors


John W. Hetherington
Vice President and Secretary



December 29, 1995

Proxy statement

Westvaco Corporation
299 Park Avenue
New York, New York 10171


This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Westvaco Corporation for the Annual Meeting of Shareholders to be held on February 27, 1996. Only holders of Westvaco common stock of record at the close of business on December 29, 1995 will be entitled to vote at the meeting, each share of such stock being entitled to one vote. Directors will be elected by a plurality of the shares present in person or by proxy at the meeting. The ratification of independent accountants, and approval of the Annual Incentive Compensation Plan, will be decided by the vote of a majority of such shares. A majority of the total number of shares outstanding must be present in person or by proxy to
constitute a quorum.   In determining shares present, only
those shares voting and those shares actually abstaining will be included. The Proxy Statement and enclosed form of proxy are being mailed on or about Wednesday, January 3, 1996 to each shareholder entitled to vote.

On December 29, 1995 there were outstanding 101,589,409 shares of Westvaco common stock. The only entity believed by the company to be the beneficial owner (as defined for certain purposes by the Securities and Exchange Commission) of more than 5% of its stock is Invesco PLC, 11 Devonshire Sq., London, England, which, principally through its subsidiary, Invesco Capital Management, 1315 Peachtree Street, Atlanta, GA 30309, an SEC registered investment adviser, is reported to have investment authority with respect to 9,514,294 shares and voting authority with respect to a portion of such shares. The Westvaco savings and investment plans for salaried and hourly employees held, as of October 31, 1995, a total of 12,344,965 shares, or 12%, for which full voting rights are exercisable by members of the plans. As of that date there were 11,890 current or former employees of Westvaco and its subsidiaries participating in such plans. All directors and officers as a group owned 5,919,661 shares, or 5.7%, of Westvaco common stock, including shares in the Savings and Investment Plan for Salaried Employees and including shares in which they had the right to acquire beneficial interest within 60 days through the exercise of stock options. In addition to the stock beneficially owned by each executive officer who is also a director, as shown hereinafter in connection with the election of directors, the following executive officer named in the Summary Compensation Table on page 15 held the following number of shares: Jack A. Hammond, 105,095 shares. All information concerning such share ownership is as of the most recent practicable date.

Attendance at the meeting will be limited to holders of record as of the record date, or their authorized representatives (not to exceed one per shareholder), and guests of management.

Management has been gratified by the interest in Westvaco shown by its shareholders as evidenced by the representation, in person or by proxy, of more than 90 % of its outstanding stock at each of the annual meetings held during the past 28 years.

It is important that your stock be represented at the meeting. Whether or not you plan to attend, please date, sign and return the enclosed proxy promptly in order to be sure that your shares will be voted. You may revoke your proxy at any time before it is voted at the meeting by submitting a written revocation or a new proxy, or by attending and voting at the annual meeting.

In addition to solicitation by mail, officers and assistant officers of Westvaco may solicit proxies by telephone or other electronic communication, or by personal contact. The cost of solicitation of proxies will be borne by Westvaco. Westvaco may engage the services of D. F. King & Co., Inc. for the solicitation of proxies on a limited basis at a cost which is estimated not to exceed $11,500 in fees, and somewhat more than half that amount in expenses.

1.  Election of directors

Three directors are to be elected to hold office for the terms set forth below and, in all cases, until their successors are elected and shall qualify. There is no provision for cumulative voting in the election of directors. At the meeting, one of the persons named in the enclosed proxy (or a substitute) will, if authorized, vote the shares covered by such proxy for election of the three nominees for directors listed on the following pages.

The Chairman, David L. Luke III, has reached the age for retirement as set forth in the company's bylaws and therefore will not serve beyond this meeting. Directors
John C. Bierwirth and Walter H. Brown, for the same reason, are not candidates for re-election. George E. Cruser, a Senior Vice President, is retiring as an employee and as a director.

The present nominees, W.L. Lyons Brown, Jr., John A. Luke, Jr., and William R. Miller, if elected, will be elected for a term expiring at the Annual Meeting of Shareholders to be held in 1999. The Board of Directors unanimously recommends a vote FOR the named nominees and, unless otherwise specified by the shareholder, the Board intends the accompanying proxy to be voted for the election of these nominees. Should any of these nominees become unavailable for election for any reason presently unknown, a person named in the enclosed proxy (or a substitute) will vote for the election of such other person or persons as the Board of Directors may recommend.

Samuel W. Bodman III, Thomas W. Cole, Jr., Rudolph G. Johnstone, and John A. Luke, will continue to serve for a term expiring at the annual meeting to be held in 1997. David L. Hopkins, Jr., Katherine G. Peden, and Richard A. Zimmerman, will continue to serve for a term expiring at the annual meeting to be held in 1998. John A. Luke is the father of John A. Luke, Jr., the brother of David L. Luke III and the father-in-law of John W. Hetherington.

Brief statements appear on the following pages setting forth the age, principal occupation, and other biographical information concerning each nominee and continuing director. Such statements include the number of shares of Westvaco common stock owned, representing in the case of each nominee and continuing director less than 1% of the outstanding shares as of the most recent practicable date.

Nominees for election as directors
for a term of three years expiring in l999

             W.L. Lyons Brown, Jr.: Former Chairman of the
             Board and Chief Executive Officer,
             Brown-Forman Corporation, a diversified
             consumer products company. Westvaco Director since 1994. B.A. University of Virginia, l958.
             B.S. American Graduate School of International
             Management, 1960. Joined Brown-Forman
             Corporation in l960. Became a Director, 1964;
             Executive Vice President, 1972; President,
             1975; and Chairman of the Board, 1983; Chief
             Executive Officer, 1975-1993. Director: Brown-
             Forman Corp., Pennzoil Company, National
             Policy Forum. Advisory Director: Bessemer
             Holdings, L.P. Member: President's Advisory
             Committee for Trade Policy and Negotiations.
             Trustee: Winterthur Museum, World Monuments
             Fund. Trustees' Council: National Gallery of
             Art.  Age 59

             Westvaco shares owned 6,000         (Note 1).
             Term to expire: 1999
2

             John A. Luke, Jr.: President and Chief
             Executive Officer, Westvaco; Director since
             1989. B.A., Lawrence University, 1971. M.B.A.,
             The Wharton School, University of
             Pennsylvania, 1979. Joined Westvaco in 1979.
             Became Assistant Treasurer, 1982; Treasurer,
             1983; Vice President and Treasurer, 1986;
             Senior Vice President, 1987; Executive Vice
             President, 1990; and President and Chief
             Executive Officer, l992. Director: American
             Forest and Paper Association, The Americas
             Society, Inc., Arkwright Mutual Insurance Co.,
             United Negro College Fund, Clupak, Inc.
             Trustee: Lawrence University, Tinker
             Foundation. Governor: National Council of The
             Paper Industry for Air and Stream Improvement,
             Inc. Age 47.

             Westvaco shares owned 333,632       (Notes 1,2).
             Term to expire: 1999


             William R. Miller: Corporate Director.
             Westvaco Director since l992. B.A., St. Edmund
             Hall, Oxford University, l952, M.A., l956.
             Joined Bristol-Myers Company (now
             Bristol-Myers Squibb Company), a
             pharmaceutical company, in l964. Became
             President International Division, l972;
             President Pharmaceutical and Nutrition Group, l981; Vice Chairman of the Board, l985-1990.
             Former Chairman and Director: Pharmaceutical
             Manufacturers Association.  Chairman of the
             Board: Onco Rx Inc. Director: ISIS
             Pharmaceuticals, Inc., St. Jude Medical, Inc.
             Advisory Director: Chugai Biopharmaceuticals,
             Inc. Trustee: Cold Spring Harbor Laboratory,
             Manhattan School of Music, Metropolitan Opera
             Association, Opera Orchestra of New York,
             Richard Tucker Music Foundation. Member of
             Oxford University Chancellor's Court of
             Benefactors; Honorary Fellow of St. Edmund
             Hall.  Age 67.

             Westvaco shares owned 3,000            (Note 1).
             Term to expire: l999

Directors whose terms of office continue

             David L. Hopkins, Jr.: Managing Director, Alex
             Brown & Sons, Incorporated; Head, Alex Brown
             Asset Management, since December 6, 1993.
             Retired Managing Director, Morgan Guaranty
             Trust Company of New York. Westvaco Director since 1969. A.B., Princeton University, 1950.
             Director: Metropolitan Opera Association.
             Trustee: Episcopal Church Foundation.  Age 67.

             Westvaco shares owned  46,707         (Note 1,2).
             Term to expire: 1998



             Katherine G. Peden: President, Katherine G.
             Peden & Associates, Inc., industrial and community development consultants, since 1968.
             Westvaco Director since 1977. Commissioner of
             Commerce and Member of the Governor's Cabinet,
             Commonwealth of Kentucky, 1964-1968. Director:
             Kentucky Science & Technology Council,
             International Federation of Business &
             Professional Women. Advisory Board: Norfolk
             Southern Corporation.  Age 70.

             Westvaco shares owned   4,505           (Note 1).
             Term to expire: 1998

             Richard A. Zimmerman: Retired Chairman and
             Chief Executive Officer, Hershey Foods
             Corporation, a manufacturer of food products.
             Westvaco Director since 1989. B.A.,
             Pennsylvania State University, 1952. Joined
             Hershey Foods Corporation in 1958. Became
             President and Chief Operating Officer, 1976;
             and Chief Executive Officer, 1984. Director:
             Eastman Kodak Corporation, Lance, Inc.
             Trustee: United Theological Seminary (Chairman of the Board), Pennsylvania State University.
             Board of Governors: United Way of America,
             Inc. Age 63.

             Westvaco shares owned 4,650          (Note 1).
             Term to expire: 1998


             Samuel W. Bodman III: Chairman and Chief
             Executive Officer, Cabot Corporation, a
             chemical, energy and materials company, since
             1988. Westvaco Director since 1987. B.S.,
             Cornell University, 1960. Sc.D., M.I.T., 1964.
             Joined FMR Corporation in 1970 and served as President and Chief Operating Officer from
             1983-1986 prior to joining Cabot Corporation as President and Chief Operating Officer.
             Director: Cabot Oil and Gas Corporation, John
             Hancock Mutual Life Insurance Co., Security
             Capital Group Incorporated. Trustee:
             Massachusetts Institute of Technology,
             Isabella Stewart Gardner Museum. Age 57.

             Westvaco shares owned 31,500         (Note 1).
             Term to expire: l997


             Dr. Thomas W. Cole, Jr.: President, Clark
             Atlanta University. Westvaco Director since
             1994. B.S. Wiley College, 1961. Ph.D,
             University of Chicago, 1966. Joined faculty of
             Atlanta University in l966 and became
             Chairman, Department of Chemistry, Fuller E.
             Callaway Professor of Chemistry, Provost and
             Vice President for Academic Affairs prior to becoming President of West Virginia State
             College in l982. Chancellor of the West
             Virginia Board of Regents, 1986-1988 and
             President of Clark College in l988. Director:
             West Virginia Weslyan College, National Center on Education and the Economy, National
             Association of Independent Colleges and
             Universities (NAICU), National Board for
             Professional Teaching Standards, Atlanta
             Chamber of Commerce, Woodruff Arts Center,
             Atlanta Committee for Public Education, First
             Union Bank of Georgia.  Age 54.

             Westvaco shares owned 1,650         (Note 1).
             Term to expire: 1997

             Rudolph G. Johnstone: Executive Vice
             President, Westvaco; Director since November
             1995. B.S. and M.S. North Carolina State
             University, 1958, 1960.  Advanced Management
             Program, Wharton School, University of
             Pennsylvania, 1989.  Joined Westvaco in 1957.
             Container Division Regional Manager,  l970 and
             Assistant Division Manager,  l980. Became Vice
             President and Container Division Manager,
             1985; Senior Vice President and Envelope
             Division Manager, 1990; Senior Vice President with responsibilities for Corporate Data
             Processing, Marketing Services and Human
             Resources, 1992; Executive Vice President,
             1995. Director and Executive Committee Member:
             National Association of Manufacturers, Clupak
             Inc. Director: Direct Marketing Association.
             Age 59.

             Westvaco shares owned 127,388        (Note 1).
             Term to expire 1997

             John A. Luke: Retired President and Chief
             Executive Officer, Westvaco; Director since
             1960. A.B., Yale University, 1949. Joined
             Westvaco in 1949 at the Charleston, South
             Carolina, mill. Appointed Manager of the Luke,
             Maryland, mill in 1955 and Manager, Fine
             Papers Division, 1960. Became Vice President,
             1966; Senior Vice President, 1974; Executive
             Vice President, 1976; President, 1980. Served as President and Chief Executive Officer,
             1988-l992. Advisory Director: Chemical Bank.
             Trustee and Chairman: Yale-China Association.
             Former Director and Executive Committee
             Member, Former Chairman International Business
             Committee: American Paper Institute. Former
             Chairman and Governor: National Council of The
             Paper Industry for Air and Stream Improvement,
             Inc. Age 70.

             Westvaco shares owned 538,762        (Note 1).
             Term to expire:  l997

Notes with respect to nominees' and continuing directors' shareholdings

(l) The total shares shown include shares of Westvaco common stock in which the nominees and continuing directors had a right to acquire beneficial interest within 60 days by the exercise of stock options.
(2) The shares shown also include the following shares: John
A. Luke, Jr. is a co-trustee of three trusts which held a total of 6,571 shares of Westvaco common stock. David L. Hopkins, Jr. is a co-trustee of a trust which held a total of 44,888 shares of Westvaco common stock.

Section l6(a) of the Securities Exchange Act of l934 requires reporting by directors and certain officers of the company concerning their holdings and transactions in Westvaco common stock. A review of the company's records indicates that all reports required under the Section l6(a) rules were filed in a timely manner during the year.

Certain relationships and related transactions

W.L. Lyons Brown, Jr., is a former Chairman of the Board and Chief Executive Officer, as well as a 10% beneficial shareholder, of Brown-Forman Corporation, a diversified consumer products company. Together with members of his family, Mr. Brown controls in excess of 50% of the voting stock of Brown-Forman Corporation. In Westvaco's most recent fiscal year, Brown-Forman purchased from Westvaco materials in the amount of approximately $415,000. Such transactions, in the case of both companies, were made in the ordinary course of business and represent an insignificant percentage of Brown-Forman's total costs of sales and of Westvaco's total sales.

Board and committee meetings

The Board of Directors held twelve meetings, one each month, and 24 committee meetings during fiscal year 1995. Average attendance by directors at meetings of the board and its committees was 90%.

The Audit Committee, which met three times in fiscal year 1995, has as its members Walter H. Brown, Chairman, Thomas
W. Cole, Jr., David L. Hopkins, Jr., William R. Miller, Katherine G. Peden and Richard A. Zimmerman, none of whom is an officer or employee of the corporation. The Audit Committee reviews the audit examination and annual financial reports of the corporation, and meets with and remains accessible to the internal auditors and independent accountants of the corporation. It reviews in advance the appointment of the independent accountants, the scope of their work, and the fees for all services provided. It also reviews annually with the General Counsel the status of the company's legal compliance program.

The Compensation Committee, which met eight times in fiscal year 1995, has as its members John C. Bierwirth, Chairman;
Samuel W. Bodman III, Walter H. Brown, Thomas W. Cole, Jr.,
David L. Hopkins, Jr., Katherine G. Peden and Richard A.
Zimmerman, none of whom is an officer or employee of the corporation. The Compensation Committee receives regular reports on industrial relations, approves or reviews all compensation of senior management, will determine awards under the Annual Incentive Compensation Plan, if such is approved by shareholders, oversees matters relating to the corporation's stock option and stock appreciation rights plans and its unfunded benefit plans, and the level of company contributions to its savings and investment plans.

The Committee on Board Membership, which met five times in fiscal year 1995 has as its members Richard A. Zimmerman, Chairman; John C. Bierwirth, Samuel W. Bodman III, W.L.
Lyons Brown, Jr., David L. Luke III, John A. Luke and
Katherine G. Peden. The Committee on Board Membership reviews and makes recommendations concerning the qualifications of individuals for re-election and to fill vacancies on the Board of Directors, as well as the levels of compensation paid to non-salaried directors.

A Westvaco bylaw requires nominations for the Board from any shareholder to be delivered to the Board Membership Committee, c/o Westvaco's Secretary, not less than 90 days in advance of an annual meeting nor less than the seventh day following the date notice of a special meeting is first given to shareholders. The bylaw also requires the nomination to contain specified information about the nominee and the shareholder making the nomination, as well as a consent to serve by the nominee. In addition to such nominations, the Board Membership Committee will consider such suggestions for nominations as may be sent by shareholders to the Committee. Westvaco's bylaws also contain detailed procedures, including time limitations, which a shareholder must comply with in order to introduce an item of business at an annual meeting.

The Finance Committee, which met four times in fiscal year
1995, has as its members David L. Luke III, Chairman; John
C. Bierwirth, W.L. Lyons Brown, Jr., Walter H. Brown, David
L. Hopkins, Jr., John A. Luke, John A. Luke, Jr., and
William R. Miller. The Finance Committee reviews the financial condition of the corporation and its requirement for funds, studies its credit and financing policies, considers the dividend policy of the corporation and makes recommendations concerning these matters, and reviews funding recommendations for the salaried and hourly pension plans together with the investment performance of such plans.

The Committee on the Environment, which met three times in fiscal year 1995, has as its members Samuel W. Bodman III, Chairman; John C. Bierwirth, Thomas W. Cole, Jr., David L. Luke III, John A. Luke, William R. Miller and Katherine G. Peden. The Committee on the Environment oversees the stewardship of the corporation with respect to the conservation of the natural resources and its ability to protect the natural environment. This committee receives regular reports from management, reviews environmental matters with management and makes recommendations as needed.

The International Committee, which met one time in fiscal year l995, has as its members John A. Luke, Chairman; Samuel
W. Bodman III, W.L. Lyons Brown, Jr., David L. Luke III, John A. Luke, Jr., William R. Miller and Richard A. Zimmerman. The International Committee shares its knowledge and expertise on opportunities outside of the United States which may be of interest to the company. The committee serves as a resource for management in discussing opportunities which appear attractive to Westvaco and which lie outside the United States or outside areas where the company has direct experience.

Director compensation

Only directors who are not employees of the corporation receive fees. Since January 1, 1992, fees paid to each outside director consist of an annual retainer of $24,000 plus an attendance fee of $1,000 for each meeting of the board and committee meeting of the board at which the director is present. Each director may elect to defer payment of a percentage of his or her fees, with interest, to a later date or dates. In addition, each outside director who retires after January 1, 1992 will receive each year an amount determined as follows: $24,000 less $2,400 X (70 minus the director's age at the time of retirement) and also less $2,400 X (l0 minus the director's years of service prior to age 72 at the time of retirement.) Options and stock appreciation rights covering 1,500 shares were granted to directors in February 1995 and similar grants will be made in December each year up to the limit of shares in a plan approved by shareholders in 1995.

Executive compensation

Report of the Compensation Committee

The Committee
The Westvaco Executive Compensation Program (the "Program") is administered by the Compensation Committee (the "Committee") of the Board of Directors (the "Board") which has general oversight of the company's compensation and benefit plan structure. It is composed entirely of independent outside directors, none of whom has been at any time a salaried employee of the company or receives any compensation from the company other than as a director. The Committee determines the compensation of all employees, including executive officers, whose annual compensation exceeds $275,000, and informs the Board on any action taken with respect to the compensation of the CEO. The Committee also administers and makes all grants under the company's stock option and sdstock appreciation rights plans, reviews and recommends to the Board the benefit levels for the salaried and hourly pension plans, oversees matters relating to nonqualified benefit plans, and has the authority to establish the performance criteria for company matching contributions to the savings and investment plans for salaried and hourly employees.

The Cash Compensation Program
The Program is designed to attract and retain an organization of able and motivated individuals who can create and execute programs that will produce sound, long-term gains in shareholder value. Over a long period of time Westvaco has relied solely on well-designed salary compensation programs to provide attractive and competitive levels of cash compensation for its salaried employees at all management levels. Traditionally, bonuses have not been a part of this compensation program. The program has worked well and has created a well-motivated and loyal organization.

In 1993 Congress changed the tax laws so that, in general, a corporation could not deduct for tax purposes the compensation of any senior executive in excess of $1 million in a single year unless that part of the compensation occurs as a consequence of a shareholder-approved pay-for-performance compensation program. This law is expected to remain in effect for the indefinite future.

In 1995 Westvaco clearly emerged from a very difficult competitive period with earnings exceeding previous record levels by a considerable margin. In addition, during the recent difficult period, the company outperformed virtually all of its North American competitors in earnings stability versus prerecession highs, and it has very good prospects for the period ahead. Under these circumstances, the Committee believes that it is timely to take a fresh look at senior management compensation after an extended period of salary freezes and voluntary cuts at the most senior level.

Because of the relatively recent tax legislation affecting the deductibility of senior executive compensation, as well as the need to consider competitive compensation increases for senior Westvaco personnel, the Committee believes that it is appropriate for the company to modify its compensation program to supplement base salaries for senior management members with variable bonus compensation for the first time.

The introduction of a modest variable component of compensation, as proposed in Proposal 3, is intended to allow the company to reward senior management appropriately with competitive compensation based on their performance and contribution to the company's financial success, and to allow the company to deduct the compensation for tax purposes. This approach places a portion of a senior executive's compensation visibly at risk, and ties it to company and personal performance.

The first step in this change was taken by the Committee in 1995 through the use of an informal bonus program under which the nineteen seniormost managers were considered and, to varying degrees based on their individual performance, participated in a supplemental bonus program. The total bonus payout for the nineteen executives was $1,040,000.

The next step involves a formal Westvaco annual incentive plan which has been developed and approved by the Committee and the Board of Directors. This plan is being presented to our shareholders for their consideration at Westvaco's 1996 Annual Shareholders' Meeting. The plan will be administered by the Compensation Committee. Funding for awards is based on a formula tied to the overall performance of the company. The formula is designed so that in years of sound or excellent performance a pool of money will be available for use by the Committee to provide annual cash compensation for senior managers in the then-current competitive range as indicated by regular annual studies. The plan is designed to meet IRS requirements for tax deductibility. It is expected that the Committee will use its discretion under the Plan carefully, taking into account anticipated competitive compensation for various job levels, and use good and rigorous judgement in appraising the performance of the company and of the individuals in senior management in determining awards to each individual considered. It is very likely that in most years something less than the total amount of the available pool will be used. Any amounts that are not awarded in a particular year may not be carried over to the Bonus Pool for a subsequent year.

The Committee believes that, by continuing to use sound discretion in base salary compensation and by supplementing this with a variable compensation component at the senior level, the company can, in a way that is mechanically different from the past, still provide the opportunity for attractive, fully competitive compensation based on performance for individuals at all levels of the organization while still maintaining the tax deductibility of such compensation.

It is expected that for most levels in the organization, the present salary compensation program will continue to provide very competitive pay levels. The variable compensation will be reserved for a limited number of individuals where it may be necessary to assure tax deductibility and where it is desirable to have a portion of their compensation visibly at risk.

The details of the proposed Westvaco Annual Incentive
Compensation Program are presented elsewhere in this Proxy
Statement.

The Committee believes that it is important that total cash compensation for Westvaco's executive officers be at a level that is competitive with that paid by comparable companies. The competitiveness of the compensation of the CEO and the other executive officers identified in the Summary Compensation Table is evaluated through an assessment of annual cash compensation (salary + annual bonus) paid by the eight peer paper companies that comprise the Peer Group Companies (the "Peer Group") in the proxy performance graphs on pages 13 and 14, and by other well-regarded companies comparable to Westvaco. Such assessments are supported by executive compensation surveys performed for the Committee each year. Using this frame of reference as a general guideline, actual compensation levels are determined by an annual evaluation of individual job performance, without attempting to target a specific level within the competitive frame of reference.

Salaries for the other senior officers are determined on a similar basis, except that a salary range is established for each such officer based upon total annual cash compensation including bonus paid to comparable officers of the companies in the Peer Group. A midpoint is determined with reference to the median of the Peer Group and annual cash compensation paid by other companies comparable to Westvaco both within and without the paper industry. Individual salaries are reviewed annually under a formal performance appraisal program and adjusted relative to the midpoint within the range, as appropriate, based on individual job performance.

The Committee regularly reviews the cash compensation of the company's executive officers named in the Summary Compensation Table relative to the annual cash compensation paid by companies in the Peer Group. For example, a recent review revealed that the combined 1994 five highest salaries paid by the company fell in approximately the 63rd percentile of the Peer Group, while the company's 1994 net income fell in approximately the 81st percentile and the stability of Westvaco's earnings versus prerecession highs ranked very favorably with other companies in the Peer Group during the recent difficult period in the paper industry.

Stock options and stock appreciation rights
Grants of stock options and stock appreciation rights are made by the Committee to create a direct tie between the interests of key employees and shareholders of the company.

Such options and rights are normally granted each year with an exercise price equal to the market price of the related shares on the date of grant, so that individuals receiving such grants benefit only if shareholders benefit through appreciation in the post-grant value of Westvaco shares. Position responsibility, job performance, and salary level are principal factors considered by the Compensation Committee in determining the size of grants. Grants are also compared with the grants of options and other long-term incentives within the Peer Group, and by other companies comparable in revenues to Westvaco in other industries. The Committee does not consider the number of options and rights already held by an individual in making additional grants.

Other compensation
The Savings and Investment Plan for Salaried Employees, (the "Plan") with company matching, provides an attractive way for salaried employees, including executive officers, to acquire and hold stock in the company by contributing a percentage of their salaries. This Plan reflects the company's very strong feelings about equity ownership and tying the interests of salaried employees to the interests of the shareholders as a whole. The Plan has had excellent participation by salaried employees since its adoption in 1968. In 1995 the company made an identical plan available to its hourly employees as well (together the "Plans"). The level of participation by the hourly employees has also been excellent. The Plans provide specific and pre-established performance-based criteria to determine the level of supplemental company matching. For fiscal 1995 the company met or exceeded each of these pre-established reference points resulting in a cumulative increased supplemental match of 35 percent and a total company match of 110 percent for fiscal 1995.

Performance factors
A major Westvaco objective is to create long-term rewards for its shareholders. Beginning in July 1967, the company began to measure the performance of its stock against major market indices as well as against its peers and other leading industrial companies. The results which are shown on page 14 show a high degree of success in creating long-term shareholder values over this measuring period.

Another major company objective has been to try to minimize the impact of the business cycle on its earnings through an extensive emphasis on distinctive and differentiated products and services. This program was initiated in 1984 and has been described since then in company literature distributed to shareholders. The success of this product strategy, as well as the company's cost containment and productivity improvement strategies, is regularly monitored within the company and at the Board level.

The contribution of an individual to the execution of corporate strategies, including the foregoing objectives, is the principal basis on which job performance is evaluated and, therefore, is a significant factor in determining salary, awards of bonuses to the most senior executives as previously described, and grants of stock options and stock appreciation rights.

Compensation for the past year
Westvaco's differentiated product strategy continues to yield clear benefits. The company's economic performance in the recent difficult business environment, as measured by the stability of earnings against the company's prerecession earnings peak, as well as the company's earnings during the recent economic recovery, compare very favorably with the Peer Group.

While the stability of Westvaco's earnings relative to the Peer Group earnings in the recession period through fiscal
1993 was very favorable, and long-term performance remained strong, the company's earnings nonetheless suffered in absolute terms during this period. The Committee accordingly did not increase the salary of any executive officer in fiscal years 1993 or 1994, except in cases of promotion.

In the latter half of 1994 and through 1995 Westvaco has demonstrated strong earnings recovery and for the fiscal year 1995 earnings have exceeded by a considerable margin previous record levels. Base salary adjustments were granted in early 1995 to the executive officers named in the Summary Compensation Table. The base salary of the company's President and Chief Executive Officer, John A. Luke, Jr., was increased to $800,000 on January 1, 1995. As indicated earlier in this report, the Committee instituted an informal bonus program in 1995 under which the executive officers listed in the Summary Compensation Table, including the President and CEO, were awarded a supplemental bonus based on their individual performance and contribution to the company's overall record results. The company's President and CEO, John A. Luke, Jr., received an award of $200,000. The total bonus payout to the executive officers listed in the Summary Compensation Table was $625,000. Taking into account the supplemental bonus, John A. Luke, Jr.'s total cash compensation for 1995 is still modest when compared to the total cash compensation for similar positions in the peer paper group.

In February 1995 the Committee granted stock options to John
A. Luke, Jr. for 75,000 shares and simultaneously made grants to 348 other officers and salaried employees. At the request of the company's Chairman, David L. Luke III, no options or rights were granted to him in 1992, 1993, 1994, or 1995.

In determining 1995 compensation of all executive officers, the Committee carefully evaluated the contribution by individual executive officers to the success of corporate strategies, and to the performance of the company and the impact of these contributions on shareholder values. The
Committee considered in particular the relative earnings stability resulting from the development of new and differentiated products.

Proposed action
The Committee and the Board believe that the company's use of salary as the only component of annual cash compensation has served it well over a long period of time.
Nevertheless, in view of tax law changes and the need to ensure the ability to provide appropriate competitive compensation based on performance, the Committee and its Board believe that it is timely to modify the company's cash compensation program for senior executives to include a modest variable cash compensation component based on performance.

The Committee and Board have developed and approved a proposed Westvaco Annual Incentive Compensation Plan, which is described in detail on pages 18 to 20 of this Proxy Statement. This performance-based Westvaco Annual Incentive Compensation Plan is being submitted to the company's shareholders for their consideration and approval at the 1996 Annual Shareholders Meeting.

In crafting this program the Committee, for what it believes are sound reasons, intends to maintain the salary component of total cash compensation at a higher percentage level than is common in many other companies. However, the total annual cash compensation, depending on performance, is expected to be well in line with similar compensation in the peer group companies.

Conclusion
The Committee believes that the caliber and motivation of its executives, and of all its employees, is extremely important to the company's ability to meet future challenges and to continue to deliver long-term value to shareholders. The Committee further believes that the company's compensation program is making an important contribution to Westvaco's performance and is deserving of shareholder support.

John C. Bierwirth, Chairman
Richard A. Zimmerman, Vice-Chairman
Samuel W. Bodman III
Walter H. Brown
Thomas W. Cole, Jr.
David L. Hopkins, Jr.
Katherine G. Peden


                Total Return to Shareholders


            The performance graph required by Regulation
            S-K Item 402(1) is filed in paper form
            simultaneously with this electronic filing under cover of Form SE.

                  1990      1991      1992      1993      1994      1995

Westvaco        100.00    166.78    160.37    149.22    162.30    198.59
S&P 500 Index   100.00    133.50    146.79    168.72    175.25    221.58
Peer Group      100.00    152.33    148.40    147.85    181.11    213.51

Data Source:  Standard & Poor's Compustat Services, a division of McGraw-Hill
Companies.



This graph compares the cumulative total return to shareholders on Westvaco common stock for a five-year period ended October 31, l995 with the return on the Standard & Poor's 500 Stock Index (S&P 500) and the average return on the stock of a group consisting of companies in the paper industry (the "Peer Group"). The total return shown in the graph assumes reinvested dividends and is weighted on the basis of market capitalization at the beginning of each year of measurement. The companies included in the Peer Group are: Boise Cascade Corp., Champion International Corp., Consolidated Papers, Inc., Federal Paper Board Co., International Paper Company, Mead Corp., Potlatch Corp., and Union Camp Corp. The Peer Group is the same group referred to in the Report of the Compensation Committee.

           Long-Term Total Return to Shareholders


       This optional graph of the long-term total return on Westvaco common stock in comparison to the S&P 500 and the average return on the peer groups over a long-term period is filed in paper form simultaneously with this electronic filing under cover of Form SE.


Creating long-term rewards for shareholders is a major Westvaco objective. Accordingly this graph, using the same method of measuring return as in the five-year graph and using the same Peer Group, is presented to show comparative cumulative return over a long term. The period was selected because the beginning of that period marks the point at which Westvaco began a second five-year program to further enhance the earning power of the company after a successful first five-year program had more than doubled the previous earnings per share of the company. During 1967 the company decided to measure the return on its stock against major market indices as well as against its peers and other leading industrial companies. Neither this graph, nor the graph for the five-year period, should be taken to imply any assurance that past performance is predictive of future performance.

                 Summary Compensation Table

The following shows the compensation paid by Westvaco to each of its five most highly compensated executive officers for all periods during the fiscal year ended October 31, 1995.

                                                    Long-term
                                Annual            Compensation
                              Compensation            Awards
Name and                                             Options/     All Other
Principal Position        Year*  Salary    Bonus    SARs(#)(1) Compensation(2)


John A. Luke, Jr.         1995  $783,333  $200,000    75,000       $61,075
President and CEO         1994   700,000      -       52,500        31,500
                          1993   700,000      -       41,250        31,500

David L. Luke III         1995   495,276   150,000      -          280,967
Chairman of the Board     1994   750,000      -         -           33,750
                          1993   765,000      -         -           34,425

Rudolph G. Johnstone      1995   475,000   125,000    37,500        25,706
Executive Vice President  1994   350,000      -       24,000        15,750
                          1993   350,000      -       18,750        15,750

George E. Cruser          1995   518,333    75,000    37,500        24,994
Senior Vice President     1994   460,000      -       30,000        20,700
                          1993   460,000      -       24,000        20,700

Jack A. Hammond           1995   437,500    75,000    30,000        31,789
Senior Vice President     1994   375,000      -       24,000        16,875
                          1993   375,000      -       18,750        16,875

*Fiscal years ended October 31.

(1) The number of Options/SARs reflect the adjustment for the three-for-two stock split approved by the Board of Directors on August 22, 1995.
(2) Represents company contributions of $10,164 and $50,911 for John A. Luke, Jr., and $8,885 and $22,904 for Jack A. Hammond to the salaried Savings and Investment Plan and unfunded Savings and Investment Restoration Plan, respectively. Represents company contributions to only the unfunded Savings and Investment Restoration Plan for
Rudolph G. Johnstone, and George E. Cruser, and represents, in the case of David L. Luke III, such contributions of $26,244 together with $254,723 paid under the company's retirement plans for salaried employees.

               Option/SAR Grants in the Fiscal Year Ended October 31, 1995
                                                         Potential Realizable
                                                      Value at Assumed Annual
                                                  Rates of Stock Appreciation
                         Individual Grants                for Option Term (1)

                          Number of     % of Total
                         Securities    Option/SARs
                         Underlying     Granted to
                       Options/SARs   Employees in   Exercise  Expiration
Name                  Granted(#)(2) Fiscal Year(3) Price($/Sh)    Date
      5%             10%
John A. Luke, Jr.         75,000      8.13%/11.31%    $26.50   02/28/2005
    $1,249,919      $3,167,558
David L. Luke III           -              -             -         -
          -               -
Rudolph G. Johnstone      37,500      4.06%/5.65%      26.50   02/28/2005
       624,959       1,583,779
George E. Cruser(4)       37,500      4.06%/5.65%      26.50   02/28/2005
       325,515         736,001
Jack A. Hammond           30,000      3.25%/4.52%      26.50   02/28/2005
       499,968       1,267,023

All Optionees            922,650          100%        $26.50   02/28/2005
   $15,376,502     $38,967,302
All Shareholders (5)
$1,692,410,339  $4,288,925,016

Optionees gain as % of all shareholder gain
     0.91%           0.91%


(1) The dollar amounts under these columns are not intended to and may not accurately forecast possible future appreciation, if any, of Westvaco's common stock price.
These are purely hypothetical amounts resulting from calculations at the 5% and 10% rates required by the Securities and Exchange Commission.

(2) The number of options/SARs reflect the adjustment for the three-for-two stock split approved by the Board of Directors on August 22, 1995.

(3) Executive Officers are granted options in tandem with stock appreciation rights (SARs). Tandem limited stock appreciation rights (LSARs) are also granted to executive officers and are exercisable in the event of a change in control. All options are granted at market value on the date of grant and become exercisable six to twelve months from the date of grant. Exercise of an option, SAR or LSAR cancels any tandem grant. For each of the named executives the percentage on the left represents the percent of total options granted to all employees and the percentage on the right represents the percent of total SARs granted to all employees.

(4) While options are granted for a term of ten years, under the terms of the company's stock option plans, options expire three to five years from the date of retirement. Potential realizable values for George E. Cruser reflect maximum option terms of four to six years, assuming retirement at age 65.

(5) As of October 31, l995, there were 101,551,211 shares of common stock outstanding. The calculations shown are based on the assumed rates of appreciation, compounded annually, from the stock's fair market value of $26.50 on February 28, 1995 when the above options were granted.


     Aggregated Option/SAR Exercises in Last Fiscal Year and October 31, l995 Option/SAR Values(1)


                                                                      Value of
                                                    Number of      Unexercised
                                                  Unexercised     In-the-Money
                                              Options/SARs at  Options/SARs at
                  Number of Securities            10/31/95(#)      10/31/95(3)
                  Underlying Options/   Value    Exercisable/     Exercisable/
Name             SARs Exercised (#) Realized(2) Unexercisable    Unexercisable

John A. Luke, Jr.         -             -     248,266/71,227 $1,621,611/89,034
David L. Luke III      161,082     $2,591,471 423,164/0       3,578,667/0
Rudolph G. Johnstone    23,292        153,858  65,227/33,727    314,374/42,159
George E. Cruser        68,076        727,578 158,648/33,727    995,625/42,159
Jack A. Hammond           -             -      65,270/26,227    250,302/32,784

(1) The number of options/SARs reflect the adjustment for the three-for-two stock split approved by the Board of Directors on August 22, 1995.

(2) The value realized on stock option and SAR exercises represents the difference between the grant price of the options/SARs and the market price of the shares of underlying stock as of the date of exercise multiplied by the number of options/SARs exercised. All grants are made at the fair market value of the stock on the date of grant.

(3) The value of unexercised in-the-money options/SARs represents the difference between the grant price of the options/SARs and the market price of $27.75 at October 31, 1995 multiplied by the number of in-the-money options/SARs outstanding.


                     Pension Plan Table

                                     Years of Service
Remuneration
                        25         30         35         40         45

$    490,000         $171,000   $205,200   $239,400   $273,600   $308,600
     660,000          231,700    278,100    324,400    370,800    417,900
     830,000          292,500    350,900    409,400    467,900    527,200
   1,000,000          353,200    423,800    494,500    565,100    636,500
   1,140,000          403,200    483,800    564,500    645,100    726,500
   1,200,000          424,600    509,500    594,500    679,400    765,100


The corporation's contributions to its Retirement Plan for Salaried Employees are computed on an aggregate actuarial basis with no specific allocation of contributions to individuals. The table above shows the approximate annual retirement benefits net of social security benefits that would be received under current plan provisions based upon the noted salary levels and years of service. As of December 31, 1995, the executive officers named in the Summary Compensation Table set forth on page 15 will have the following years of credited service: John A. Luke, Jr., l6.6; David L. Luke III, 43.9; Rudolph G. Johnstone, 32.6; George E. Cruser, 35.3; and Jack A. Hammond, 34.6. The amounts of covered compensation under the plan during 1995 for each of the individuals named in the Summary Compensation Table set forth on page 15 were approximately the same as set forth in the salary and bonus columns of that table.

These approximated annual retirement benefits have been calculated under the plan's 50% joint and survivor annuity form of pension and on the assumption of retirement benefits beginning at age 65. To the extent that an employee's retirement benefit as computed in accordance with the plan exceeds maximum amounts permitted under the Internal Revenue Code, the difference will be paid by Westvaco under an unfunded benefit plan approved by the Board of Directors.

Benefit Assurance Trusts. The company has entered into four benefit assurance trusts in connection with the company's unfunded benefit plans in order to preserve the benefits earned under the plans in the event of a significant change in corporate structure. Upon the occurrence of any potentially significant change in corporate structure, the company will contribute additional funds to the trusts which will be sufficient to pay, in accordance with the terms of the plans, the benefits authorized under the plans. If the funds in the trusts are insufficient to pay amounts due under the plans, the company remains obligated to pay any deficiency.

Severance pay plans

Westvaco has implemented two severance pay plans for salaried employees who are involuntarily terminated. One plan, which covers normal business occurrences of job elimination and discharge for reasons other than gross misconduct, provides severance pay ranging from 2 weeks to 52 weeks of an employee's salary (including any bonus) based on years of service. Terminated employees also receive unused and accrued vacation pay. In the case of job elimination, an employee may continue medical, dental, disability, accidental death and dismemberment and life insurance coverage for specified periods of time ranging from 1 to 6 months.

The other plan provides that if any salaried employee is involuntarily terminated (including, in the case of employees above a determined senior grade, certain actions constituting constructive discharge) for any reason other than fraud, misappropriation or embezzlement within two years after a significant change (a 30 percent acquisition of the company's voting securities, a merger, sale or dissolution of the company in certain circumstances, or certain changes in the composition of the company's Board of Directors), the employee is entitled to severance pay ranging from 2 weeks to 104 weeks of any employee's salary (including any bonus) based on years of service, plus an additional 20 percent. In addition, employees will receive the value of lost benefits under the company's retirement, savings and investment, medical, dental, disability, accidental death and life insurance plans and any unused and accrued vacation pay.

2. Proposal to ratify appointment of independent accountants

The Board of Directors, pursuant to the recommendation of its Audit Committee, has appointed Price Waterhouse LLP to serve as independent accountants for the corporation for the 1996 fiscal year subject to approval of the shareholders at the annual meeting. Price Waterhouse LLP currently serves as the corporation's independent accountants and received $2,296,097 in fees during fiscal year 1995. The Audit Committee has been advised by Price Waterhouse LLP that neither the firm, nor any of its partners or staff, has any direct financial interest or material indirect financial interest in the corporation or any of its subsidiaries. Representatives of Price Waterhouse LLP will attend the annual meeting, will have an opportunity to make a statement if they desire and will be available to respond to appropriate questions. If the shareholders do not ratify this appointment, the appointment of other independent public accountants will be considered by the Audit Committee.

      The Board of Directors unanimously recommends a vote FOR the ratification of the appointment of independent accountants. Unless otherwise specified by the shareholder, the Board intends the accompanying proxy to be voted for such ratification.

3.  Proposal to Approve the Annual Incentive Compensation Plan

Under the Omnibus Budget Reconciliation Act of l993 (the
"1993 Tax Act"),  Section 162(m) was added to the Internal
Revenue Code to limit corporate federal income tax deductions previously allowed for compensation of certain executive officers of the company to the extent that each officer's compensation exceeds $1 million. The legislation, however, provides an exemption from this limit for compensation paid under a shareholder-approved performance-based compensation plan.

The tax law changes, and the continuing need to provide appropriate and competitive cash compensation for the company's senior executives, have prompted Westvaco to consider supplementing base salaries for senior management members with a variable compensation component. The Annual Incentive Compensation Plan (the "Plan"), the full text of which is annexed to this Proxy Statement as Appendix A, is proposed for adoption by the shareholders in order to maintain competitive compensation levels and to recognize and reward on an annual basis the company's officers for their contributions to the overall profitability of the company, while preserving the company's tax deductions for the compensation paid to executive officers subject to the limitations of Section 162(m). The Report of the Compensation Committee contained in this Proxy Statement sets forth a detailed explanation of the considerations that resulted in the proposed Plan.

Description of the plan

Eligibility and determination of plan awards

The Compensation Committee of the Board of Directors (the
"Compensation Committee") will administer the Plan. All officers at the level of Senior Vice President and above
(the "Participants") will be eligible to participate in the Plan. Currently, 12 individuals are eligible to participate.

The Plan sets a minimum performance threshold based on the company's after tax net income (as defined in the Plan) which must be exceeded before any bonuses can be considered for the Participants. Under the Plan the amount available as a potential bonus pool (the "Award Pool") is based on a formula which provides two percent (2%) of the company's after tax net income after deducting an amount equal to six percent (6%) of average shareholders equity ("ASE") as defined in the Plan. Six percent of ASE is a minimum level of earnings below which nothing is generated for the Award Pool. As earnings increase above 6% of ASE the size of the Award Pool increases proportionally. The Compensation Committee may award less but not more than the amount in the Award Pool. Any amounts that are not awarded in a particular year may not be carried over to the Award Pool for a subsequent year.

The maximum potential share of the Award Pool available to a Participant who might be subject to the limitations imposed by IRC Section 162(m) will be established within 90 days after the beginning of the fiscal year ("Potential Awards"). The sum of the individual percentages of the Award Pool established as the maximum shares of the Award Pool potentially available to the Participants whom the Committee has identified as subject to the limitations imposed by IRC
Section 162(m) for an Award Year shall not exceed 100%. Other Participants will be selected and evaluated after the end of the fiscal year. Under no circumstances may any Participant receive an award exceeding 20% of the Award Pool. It will be the role of the Compensation Committee to exercise its discretion and make individual awards based on several factors including company performance, performance of the individual and competitive pay practices. The Committee in its discretion may award an individual less but not more than a designated Potential Award.

The amount of any awards, including Potential Awards, that may be payable under the Plan in future years cannot currently be determined. It will depend on the level of the company earnings and the discretion of the Compensation Committee. If the Plan had been in effect in 1995, a record earnings year, the Award Pool would have been approximately $3,300,000 and $660,000 would have been the maximum amount that could have been awarded to any Participant. If the Plan had been in effect during the period 1991 - 1994, the Award Pool would have been $-0- in 1993 and 1994, $1,060,000 in 1991 and $630,000 in 1992. The maximum amount that could have been awarded to any Participant would have been $-0- in 1993 and 1994, $210,000 in 1991 and $126,000 in 1992.

In 1995, all individuals eligible to participate under the Plan as a group, received bonus awards under an informal plan with respect to 1995 performance of $915,000. The highest award paid to any individual eligible to participate under the Plan was $200,000 paid to John A. Luke, Jr., President and CEO. See report of Compensation Committee elsewhere in this Proxy Statement.

Subject to shareholder approval of the Plan, the Compensation Committee, to meet the requirements of Section
162(m), selected John A. Luke, Jr., as a Participant for
1996 with a maximum of 20% of the Award Pool potentially available to him. Other Participants will be selected at the end of the 1996 fiscal year. All Participants will be evaluated and awards will be made after the end of the 1996 fiscal year.

Administration of the plan

The Plan is to be administered by the Compensation Committee of the Board of Directors. The Compensation Committee shall have at least three members, each of which shall qualify as an "outside director" under the 1993 Tax Act and the regulations promulgated thereunder. The Compensation
Committee shall have the power to exercise all of the authority of the company to administer the Plan.

Form of plan award

The Plan awards may be made in the form of cash, deferred cash, or any combination of such forms. Awards shall have such terms, including the procedure for election of deferral, the length of the deferral period, and the interest to be credited during such deferral period, as the Compensation Committee shall determine.

Effective date, amendment and termination

The Plan became effective as of November 1, 1995, subject to receiving approval by the company's shareholders. The Board of Directors of the company has the power to amend the Plan at any time. It is intended, however, that no proposed amendment which, under the 1993 Tax Act or the rules promulgated thereunder, requires shareholder approval in order to preserve the tax deductibility of payments under the Plan will be adopted without obtaining such shareholder approval. Also, no amendment shall expand the class of eligible employees, increase the funding formulas, or the maximum benefit to individual participants without obtaining shareholder approval.

Income tax consequences

Under current law, Plan awards will be included for federal income tax purposes in the recipient's income as taxable compensation in the year paid, and the company will receive a federal income tax deduction at the same time and for the same amount.

Vote required

The affirmative vote of a majority of the votes cast by the shareholders present, in person or by proxy, and entitled to vote at the Annual Meeting is required for adoption of the Plan.

The Board of Directors unanimously recommends a vote FOR approval of the Annual Incentive Compensation Plan. Unless otherwise specified by the shareholder, the Board intends the accompanying proxy to be voted for such approval.


Other matters

The Board of Directors knows of no other matters to be brought before the meeting. However, if any other matters do properly come before the meeting, a person named in the accompanying proxy (or a substitute) will vote thereon in accordance with his best judgment.

Shareholder proposal date

Proposals which shareholders intend to present at the l997
Annual Meeting of Shareholders must be received by the corporation by September 2, 1996 to be considered for inclusion in the corporation's Proxy Statement and form of proxy relating to the 1997 annual meeting.



John W. Hetherington
Vice President and Secretary

December 29, 1995

Form 10-K available without charge

The corporation's annual report on Form 10-K filed with the Securities and Exchange Commission may be obtained at no charge after January 29, l996 by writing to: Secretary, Westvaco Corporation, 299 Park Avenue, New York, New York
10171. Exhibits to the Form 10-K are also available at a cost of twenty-five cents per page.

Appendix A

WESTVACO CORPORATION
ANNUAL INCENTIVE COMPENSATION PLAN

The purpose of the Westvaco Corporation (the "Company") Annual Incentive Compensation Plan (the "Plan") is to continue to encourage the Company's senior executives to achieve a sustained, high level of financial success for the Company; to place a portion of the senior executives' compensation at risk based on Company and individual performance; and to allow the Company to reward senior management appropriately with compensation competitive with other companies and in compliance with the requirements for tax deductibility imposed by Internal Revenue Code (IRC)
Section 162(m).

Administration
The Plan will be administered by the Compensation Committee of the Board of Directors (the "Committee"), and decisions regarding the Plan will be made solely by the Committee's "outside directors" as defined in IRC Section 162(m), none of whom has been at any time a salaried employee of the Company. The Committee shall have the authority to select participants, determine the amount of incentive funds available and to be spent within the funding formula described below, grant awards, determine payment conditions, interpret the Plan and recommend to the Board appropriate amendments to the Plan, except that no amendment shall expand the class of eligible employees or increase the funding formula or the maximum benefit to individual participants without the consent of the Company's shareholders. The Committee may delegate to management administrative functions that do not involve discretionary decisions. The interpretation or decision by the Committee with regard to any questions arising under the Plan shall be final and conclusive on all participants in the Plan.

Eligibility
All officers at the Senior Vice President level and above, (the "Participants") will be eligible to participate in the Plan. Within 90 days after the beginning of the Company's fiscal year (the "Award Year"), the Committee will identify the Participants who might receive compensation that is subject to the limitations imposed by IRC Section 162(m) and establish the maximum share of the Award Pool potentially available to each of those Participants ("Potential Awards"). The sum of the individual percentages of the Award Pool established as the maximum shares of the Award Pool potentially available to the Participants whom the Committee has identified as subject to the limitations imposed by IRC Section 162(m) for an Award Year shall not exceed 100%. Other Participants will be selected and evaluated after the end of the Award Year.

Formula
The amount available for awards, including Potential Awards, under the Plan for each Award Year (the "Award Pool") will be two percent (2%) of the Company's consolidated after-tax net income after deducting six percent (6%) of average consolidated shareholder equity. Net income shall be the net income as reported to shareholders in the Company's Annual Report, excluding the following items from the calculation of net income unless the Committee chooses to include an item that causes the Award Pool to be reduced: extraordinary or non-recurring items, changes in tax laws, accounting changes, discontinued operations, restatement of prior period financial results and any other unusual, non-recurring gain or loss that is separately identified and quantified in the Company's consolidated statement of income. Average consolidated shareholder equity shall be the average shareholder common equity for the Award Year for which the award is granted, defined as the average of (a) and (b) where (a) is the amount of shareholder equity at the end of the prior year and (b) is the amount of shareholder equity at the end of the Award Year, in each case as reported in the Company's Annual Report.

Payments
At its first meeting after the end of the Company's Award
Year, the Committee will evaluate the Company's financial results, determine the Award Pool, and certify these results in writing.

In determining the amounts to be actually paid to Participants, the Committee will exercise discretion after taking into account the Company's financial performance, performance of the Participant, and competitive compensation levels. It is expected that the Committee will use its discretion carefully and apply good and rigorous judgment in appraising the performance of the Company and the contributions of the Participant to the Company's performance. The maximum award to any individual shall be 20 percent of the Award Pool. The Committee may use discretion to pay an individual less than a designated Potential Award, but it may not increase other individual designated Potential Awards allowed under the Plan. Any reductions in designated Potential Awards may be used for other awards allowed under the Plan.

The Committee may exercise its discretion and authorize total payments of less than the maximum Award Pool, but may not increase the total available pool beyond the maximum allowable under the Plan. Any amount not awarded will be returned to the earnings of the Company in each year and will not be carried over.

Awards will be paid in cash as soon as practical or may, at the election of the Participant and under procedures adopted by the Committee, be deferred.

Tax withholding
The Company will deduct any required withholding taxes from the payments under the Plan.

Termination of employment
Any Participant who is not an employee of the Company on October 31 of the Award Year for which an award could be granted will forfeit the award. If a Participant's employment terminates due to retirement, death, disability, or with the Company's consent, the Committee may at its discretion authorize payment of an award at the time other award payments are authorized.

No right to awards or continued employment
No person shall have any claim or right to be granted an award and the granting of an award shall not be construed as giving a Participant the right to be retained in the employ of the Company.

Other plans
The existence of this Plan does not preclude the Company from adopting other annual incentive plans for other employees not eligible to participate in the Plan. The
Company may from time to time, at its discretion, award informal bonuses to selected employees.

Interpretation and amendments
The Plan is designed to comply with IRC Section 162(m), and all provisions in the Plan shall be construed in a manner consistent with that intent. The Company's Board of Directors may amend or terminate the Plan at any time, but no amendment shall expand the class of eligible employees or increase either the funding formula for determining the Award Pool or the maximum award to an individual Participant without the consent of the Company's shareholders. Subject to the foregoing restrictions, the Plan may be amended to meet the conditions required, or to remove conditions no longer required, by IRC Section 162(m).

Plan term
The Plan shall be effective as of November 1, 1995, subject to receiving shareholder approval at the February 27, 1996
Annual Shareholders Meeting, and shall remain in effect until terminated by the Company's Board of Directors.

WESTVACO


Westvaco Corporation
Westvaco Building, 299 Park Avenue
New York, New York 10171
212 688 5000

For shareholder information
outside of New York City, call toll free
1 800 432 9874







50% recovered fiber
10% postconsumer fiber

The proxy statement is printed on American Eagle web dull paper manufactured at Westvaco's
Tyrone, PA, fine papers mill.

The following is the text of the proxy card for individual shareholders mailed with the proxy statement.

<FRONT>

                            WESTVACO CORPORATION
           PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned appoints David L. Luke III, John A. Luke, Jr., and John
W. Hetherington, successively, with full power of substitution, to represent the undersigned and to vote all Common Stock of Westvaco Corporation which the undersigned would be entitled to vote at the Annual Meeting of Shareholders of the Corporation to be held on February 27, 1996 and at any adjournment of the meeting.

           (Continued and to be signed on the reverse side)

<BACK>

Westvaco  Westvaco Building                                         PROXY
          299 Park Avenue     Solicited on Behalf of the Board of Directors
          New York, NY  10171 Annual Meeting of Shareholders February 27, 1996

    --------------           ----------------
    ACCOUNT NUMBER                COMMON

------------------------------------------------------------------------------

The Board of Directors recommends a vote FOR all nominees listed below and FOR proposals 2 and 3.

1.  Election of Directors:  W.L. Lyons Brown, Jr., John A. Luke, Jr.,
                            William R. Miller.

                                         WITHHELD for the following nominee(s)
 ___FOR         ___WITHHELD              only, write name(s) below.
 all nominees   for all nominees         ____________________________________

2.  Appointment of Price Waterhouse as
    independent accountants for 1996.    ___FOR  ___AGAINST  ___ABSTAIN

3.  Approval of the Annual Incentive
    Compensation Plan.                   ___FOR  ___AGAINST  ___ABSTAIN

------------------------------------------------------------------------------

  The proxies are directed to vote as specified above and on any matters properly coming before the meeting and any adjournment thereof. If no direction is made, the proxies will vote FOR all nominees listed above and FOR Proposals 2 and 3. Please date, sign and return this proxy prompty.

                                        Dated____________________, 1996
                                        Signature______________________
                                        _______________________________
                                        _______________________________

                                        Please sign exactly as your name
                                        appears on this proxy.  If signing
                                        for estates, trusts or corporations,
                                        title or capacity should be stated.